Exhibit 99.1

China Valves Technology, Inc.
CCG Investor Relations
Gang Wei, CFO	Crocker Coulson, President
Tel: +86-371-8600-9777	Tel: +1 646-213-1915
E-mail: ir@cvalve.com	E-mail: crocker.coulson@ccgir.com
http://www.cvalve.com	http://www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Valves Technology Inc. Announces New CFO

ZHENGZHOU, CHINA, December 16, 2010 – China Valves Technology, Inc. (NASDAQ: CVVT) (“China Valves” or the “Company”), a leading Chinese metal valve manufacturer, today announced that the Company has appointed Mr. Gang Wei as its new Chief Financial Officer. Mr. Wei will replace Mr. Renrui Tang, who has served as interim Chief Financial Officer since June 2010. Mr. Tang will remain with China Valves as financial controller. The change is effective since December 16, 2010.

From February 2010 until December 2010, Mr. Wei was chief financial advisor for State Grid International Development Ltd.. His main responsibilities included international and domestic M&A advisory, annual budgeting, financial reporting processes, develop consulting functions, and relationship management.

Between September 2007 and February 2010, Mr. Wei was the London-based treasury manager of EMEA and America for Brambles Limited, a global business service group headquartered in Sydney, Australia that operates in over 45 countries and is listed on the ASX under the ticker symbol BRB. Among other responsibilities, he managed the financial reporting and financial control function for 10 entities located in the region. He was also responsible for budgeting, financial forecasts.

From June 2004 to September 2009, Mr. Wei was the senior accounting manager for Kazakhmys Plc, a FTSE100 company headquartered in London that operates in mining, natural resources, energy and manufacturing. From February 2001 to September 2002, Mr. Wei was the Chief Financial Officer of Coastal Industrial Group. Between November 1997 and January 2001, Mr. Wei worked as finance manager for China Laurel Group Ltd., a real estate company based in Shanghai.

Mr. Wei received a doctorate degree in finance from Cardiff Business School of Cardiff University in June 2004, a master’s degree in accounting from Shanghai University of Finance and Economics in January 1999, and a bachelor’s degree in accounting from Sichuan University of Science & Engineering in July 1997. He received his China CPA certificate in 2001, the ACCA certificate and CFA designation in 2004, and the Hong Kong CPA certificate in 2009.

“We are honored to welcome Mr. Wei to join China Valves as CFO and believe he will be very successful in this position. He is a seasoned professional and we are confident that his many years of experience will be of great value to our management team and help us polish our financial management functions as well as enhance our internal controls. In his role as CFO, Mr. Wei will also become the main contact to the investment community going forward,” said Mr. Jianbao Wang, Chief Executive Officer of China Valves. “Mr. Tang will remain in his position as controller and work closely together with Mr. Wei in order to ensure a smooth transition.”

“Appointing a new CFO with a strong international financial background applies to our strategy for talent recruitment. Meanwhile, it is also a great milestone to strengthen our corporate governance,” said Mr. Siping Fang, Chairman of China Valves. “We are also preparing to upgrade our auditor next year. The process includes contacting all Big Four audit firms and we are currently following up with two of them very closely.”

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Taide Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., Able Delight (Changsha) Valve Co., Ltd. and Shanghai Pudong Hanwei Valve Co., Ltd., is engaged in the development, manufacturing and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products through extensive research and development and owns a number of patents. It enjoys significant domestic market share and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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